UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

February 2, 2017

Date of Report (Date of earliest event reported)

PLANET PAYMENT, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-35699	13-4084693
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

670 Long Beach Blvd., Long Beach, NY	11561
(Address of principal executive offices)	(Zip Code)

 (516) 670-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

On February 2, 2017, the Company entered into a Third Amendment to Credit and Security Agreement with Citizens Bank, N.A. (“Citizens”) and certain subsidiary affiliates of the Company as borrowers and/or guarantors (the “Amendment”).  The Amendment amends the original Credit and Security Agreement by and among the parties dated as of June 10, 2015, as amended.  The Amendment provides for an increase in the Company’s line of credit (the “Line of Credit”) with Citizens to $30 million (from $20 million), and extends the date by which the entire unpaid principal amount of the Line of Credit together with interest shall be due and payable in full to December 31, 2021.

On February 2, 2017, the Company and Citizens also entered into a Second Modification to Revolving Line of Credit Promissory Note (the “Second Modification”) that amended the original promissory note dated June 10, 2015, as amended, consistent with the amendments effectuated pursuant to the Amendment.

The foregoing descriptions of the terms of the Amendment and Second Modification do not purport to be complete and are qualified in their entirety by reference to the full text of the Amendment and Second Modification, which the Company intends to file as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Item 2.03.Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See the discussion set forth in Item 1.01, “Entry into a Material Definitive Agreement,” of this Current Report on Form 8-K, which discussion is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLANET PAYMENT, INC.

Date: February 6, 2017	By:	/s/ David R. Fishkin
		Name:	David R. Fishkin
		Title:	Senior Vice President, Deputy General Counsel and Secretary